Exhibit 16.1

G. BRAD BECKSTEAD
Certified Public Accountant

330 E. Warm Spring
Las Vegas, NV 89119
702.257.1984
702.362.0540 (fax)

April 7, 2003

Securities and Exchange Commission
Washington, D.C. 20549

Gentleman/Madams:

I was previously the principal accountant for Marine Jet Technology Corp. ("the Company") and reported on the financial statements of the Company for the year ended December 31, 2000. Effective January 15, 2002, my appointment as principal accountant was terminated. I have read the Company's statements included under Item 4 of its Form 8-K/A dated April 4, 2003, and I agree with such statements, except that I am not in a position to agree or disagree with the Company's statement that the change was approved by the Board of Directors or that Chavez & Koch, CPA's, Ltd. was not engaged regarding any matter requiring disclosure under Regulation S-K Item 304 (a)(2).

Sincerely,

/s/ G. Brad Beckstead
G. Brad Beckstead, CPA